As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOVOSTE CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2787476
(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

4350 International Blvd., Norcross, GA 30093

(Address of principal executive offices) (Zip Code)

NOVOSTE CORPORATION

AMENDED AND RESTATED 2001 STOCK PLAN

(Full title of the plan)

Daniel G. Hall

Vice President, Secretary and General Counsel

Novoste Corporation

4350 International Boulevard

Norcross, GA 30093

(770) 717-0904

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joseph G. Connolly, Jr.

Joseph E. Gilligan

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Stock, par value $.01	500,000	$2.01(2)	$1,005,000	$128.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on The Nasdaq National Market on August 26, 2004.

Pursuant to Rule 429, the prospectus which will be used in connection with the sale of the 500,000 shares of Common Stock covered by this registration statement issued pursuant to the Novoste Corporation Amended and Restated 2001 Stock Plan, will also be used in connection with (i) the sale of the 1,250,000 shares of Common Stock covered in the registration statement on Form S-8 (Registration No. 333-74498) filed with the Securities and Exchange Commission on December 4, 2001, and (ii) the sale of the 500,000 shares of Common Stock covered in the registration statement on Form S-8 (Registration No. 333-108352) filed with the Securities and Exchange Commission on August 29, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be separately sent or given to the eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Novoste Corporation (the “Registrant”) hereby incorporates by reference into this registration statement the following documents that it has previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed with the Commission on March 11, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, which was filed with the Commission on May 7, 2004, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, which was filed with the Commission on August 6, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed on May 5, 2004 and August 23, 2004; and

(d)	The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A filed on May 15, 1996, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.	Description of Securities.

Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Florida Business Corporation Act (“FBCA”), a corporation has the power to indemnify its officers, directors, employees and agents against liability incurred in connection with a proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including attorney’s fees) and certain amounts paid in settlement, and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The FBCA provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation’s articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may apply for, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification. The indemnification authorized by the FBCA is not exclusive and the corporation may grant its officers, directors, employees and agents additional indemnification.

Article VI of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VIII of the Registrant’s By-Laws provide for indemnification of Registrant’s directors, officers, agents and employees to the full extent permissible under the FBCA.

The Registrant maintains directors’ and officers’ liability insurance coverage.

*     *     *

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Novoste Corporation Amended and Restated 2001 Stock Plan*

5.1	Opinion of Hogan & Hartson L.L.P.*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

* Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on August 27, 2004.

NOVOSTE CORPORATION

By:	/s/ ALFRED J. NOVAK
Alfred J. Novak President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred J. Novak and Daniel G. Hall, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated below, on August 27, 2004.

Signature	Title

/S/ ALFRED J. NOVAK Alfred J. Novak	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ SUBHASH C. SARDA Subhash C. Sarda	Acting Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ THOMAS D. WELDON Thomas D. Weldon	Chairman of the Board of Directors

/S/ J. STEPHEN HOLMES J. Stephen Holmes	Director

/S/ CHARLES E. LARSEN Charles E. Larsen	Director

6

Signature	Title

/S/ JUDY LINDSTROM Judy Lindstrom	Director

/S/ STEPHEN I. SHAPIRO Stephen I. Shapiro	Director

/S/ WILLIAM E. WHITMER William E. Whitmer	Director

7

EXHIBIT INDEX

Exhibit Number	Description

4.1	Novoste Corporation Amended and Restated 2001 Stock Plan*

5.1	Opinion of Hogan & Hartson L.L.P.*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	Filed herewith.